EXHIBIT 11.1

                            JEFFERSON SMURFIT CORPORATION
                          CALCULATION OF PER SHARE EARNINGS
                        (In millions, except per share data)

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



                                                       Three months ended        Six months ended
                                                            June 30,                   June 30,
                                                         1995      1994<F1>         1995       1994<F1>
Primary earnings per share <F2>
Weighted average shares outstanding                     110.989       99.823      110.989     90.066
Income (loss) applicable to common shares
  before extraordinary item                              $ 66.3       $ (8.4)      $105.6     $(20.2)
Extraordinary item                                          (.2)       (51.6)         (.6)     (51.6)
Net income (loss) applicable to common shares            $ 66.1       $(60.0)      $105.0     $(71.8)

Per share amounts
  Income (loss) before extraordinary item                $  .60       $ (.08)       $ .95     $ (.22)
  Extraordinary item                                          -         (.52)           -       (.58)
  Net income (loss) applicable to common shares          $  .60       $ (.60)       $ .95     $ (.80)



Fully diluted earnings per share <F2>
Weighted average shares outstanding                     110.989       99.823       110.989     90.066
Income (loss) applicable to common shares
  before extraordinary item                              $ 66.3       $ (8.4)       $105.6     $(20.2)
Extraordinary item                                          (.2)       (51.6)          (.6)     (51.6)
Net income (loss) applicable to common shares            $ 66.1       $(60.0)       $105.0     $(71.8)

Per share amounts
  Income (loss) before extraordinary item                $  .60       $ (.08)       $  .95     $ (.22)
  Extraordinary item                                         -          (.52)            -       (.58)
  Net income (loss) applicable to common shares          $  .60       $ (.60)       $  .95     $ (.80)

<F1>Gives effect to the reclassification on May 4, 1994 pursuant to which the Company's five classes of common stock were converted into one class on a basis of ten shares of common stock for each outstanding share of each of the old classes.

<F2>The computations do not include common stock equivalents associated with stock options since the dilutive effect on earnings per share is not material.

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